Exhibit 99.1
For Immediate Release
Energy West Announces Earnings for the Second Quarter ended December 31, 2006 and Increases Quarterly Dividend
•	Company to Implement a Stock Repurchase Program

•	Company to Terminate its Poison Pill
GREAT FALLS, Mont., February 13, 2007/PRNewswire-First Call/—ENERGY WEST, INCORPORATED (NASDAQ EWST — News), a natural gas, propane, and energy marketing company serving the Rocky Mountain states, today filed its Form 10-Q for the second quarter ended December 31, 2006. The Company reported consolidated net earnings for the quarter of $1,269,745, or $.43 per share, which is an improvement of approximately 14% when compared to the consolidated net earnings of $1,117,104, or $.36 per share, for the second quarter ended December 31, 2005. The Company reported an increase in consolidated net earnings for the six months ended December 31, 2006 of approximately 117%, or a total of $1,075,237 ($.38 per share), as compared to consolidated net earnings of $495,531 ($.17 per share) for the six months ended December 31, 2005.
The Company also announces that the Board of Directors has increased to the quarterly dividend to $.14 per share for shareholders of record as of February 15, 2007, which will be payable on February 28, 2007.
David Cerotzke, the Company’s President and Chief Executive Officer, commented, “We are very pleased to announce another quarter of improved earnings led by our natural gas utilities and our marketing and production subsidiary, Energy West Resources. The recently announced acquisitions of Frontier Utilities of North Carolina, Inc. and Penobscot Natural Gas Company, Inc. present exciting opportunities for continued growth while allowing us to stay within the focus of our core businesses.”
Stock Repurchase Program
The Company’s Board of Directors has authorized the repurchase of up to approximately 299,000 shares of the Company’s common stock, or 10% of shares currently outstanding. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors and in accordance with Securities and Exchange Commission requirements. As of February 5, 2007, the Company had 2,989,452 million shares of common stock outstanding.
“This authorization from the Board is an indication of the financial strength of Energy West and, with ongoing dividend payments, allows us to enhance the overall return to our shareholders,” commented David Cerotzke.

Termination of Preferred Stock Rights Plan
The Board also voted to terminate the Company’s shareholder rights plan, commonly known as a “poison pill.”
“The Board believes that shareholders should have the final say on these issues,” said Richard Osborne, Chairman of the Board of Energy West. “Our decision to terminate the shareholder rights plan reflects the Board’s ongoing commitment to sound corporate governance.”
About Energy West
Energy West, Incorporated distributes and sells natural gas and propane to end-use residential, commercial, and industrial customers in the United States. It distributes approximately 6.4 billion cubic feet of natural gas to approximately 34,000 customers through regulated and unregulated utilities operating in and around Great Falls and West Yellowstone, in Montana, and Cody in Wyoming. The company markets approximately 2.5 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming. It also has an ownership interest in approximately 163 natural gas producing wells and gas gathering assets. In addition, the company owns the Shoshone interstate and the Glacier gathering pipeline located in Montana and Wyoming. Energy West was incorporated in 1909 and is headquartered in Great Falls, Montana.
Safe Harbor Regarding Forward-Looking Statements
Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Specific forward-looking statements contained in this press release include (i) the Company’s belief that its financial strength is continuing to improve, and that the Company will be able to sustain or increase earnings and continue to pay dividends into the future, (ii) the Company’s expectations for growth in its business operations upon, and as a result of, the completion of the acquisitions of Frontier Utilities and Penobscot Natural Gas, and (iii) the Company’s determination from time to time whether to purchase any shares under the repurchase program. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks, risks associated with contracts accounted for as derivatives, the risk factors and cautionary statements made in the Company’s Form 10-K for the year ended June 30, 2006 and other public filings with the Securities and Exchange Commission, and other factors that the Company currently is unable to identify or quantify but that may exist in the future, many of which are beyond the Company’s control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
     For additional information or clarification, please contact: Wade Brooksby, Financial Communications, 1-406-791-7520, of Energy West, Incorporated.
Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.